Exhibit 10.2
AMENDMENT NO. 1
TO THE
ADVISORY AGREEMENT
This amendment no. 1 to the Advisory Agreement dated as of April 28, 2021 (the “Advisory Agreement”), between KBS Growth & Income REIT, Inc., a Maryland corporation (the “Company”), and KBS Capital Advisors LLC, a Delaware limited liability company (the “Advisor”), is entered into as of May 11, 2021 (the “Amendment”). Capitalized terms used herein but not defined shall have the meaning set forth in the Advisory Agreement.
WHEREAS, pursuant to Article 17 of the Advisory Agreement the Advisor has agreed to advance funds to the Company.
WHEREAS, the Company and the Advisor desire to amend the terms on which the advance will be repaid to the Advisor.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree to amend the Advisory Agreement as follows:
Article 17 is hereby amended and restated in its entirety as follows
“ARTICLE 17
ADVANCE
Notwithstanding anything contained in Article 9 of the Agreement to the contrary, the Advisor hereby agrees to advance funds to the Company equal to the cumulative amount of cash distributions declared by the Company for distribution record dates through the period ended May 31, 2016 and to advance funds to the Company, to the extent and in the amount requested by the Company, equal to an amount up to the cumulative amount of cash distributions declared by the Company for distribution record dates for the period from June 1, 2016 to June 30, 2016 (such amounts advanced, the “Advance”).
The Advisor further agrees that the Company will only be obligated to repay the Advisor for the Advance if and to the extent that:
(i)the Company’s modified funds from operations (“MFFO”), as such term is defined by the Investment Program Association and interpreted by the Company, for the immediately preceding quarter exceeds the amount of cash distributions declared for record dates of such prior quarter (an “MFFO Surplus”), and the Company shall pay the Advisor the amount of the MFFO Surplus to reduce the principal amount outstanding under the Advance, provided that such payments shall only be made if management in its sole discretion expects an MFFO Surplus to be recurring for at least the next two calendar quarters, determined on a quarterly basis; or

(ii)the Advance may be repaid from excess proceeds (“Excess Proceeds”) from the Company’s third-party financings, provided that the amount of any such Excess Proceeds that may be used to repay the principal amount outstanding under the Advance shall be determined by the Conflicts Committee of the Company in its sole discretion.; or
(iii)the Advance may be repaid from Cash from Sales and Settlements.
The Advisor understands and agrees that no interest shall accrue on the Advance. To the extent the Company is obligated to repay the Advisor for the Advance, the Company shall pay the Advisor no later than the last business day of the quarter in which the amount of such payment is determined, or the first business day of the following quarter. The Advisor, in its sole discretion, may defer repayment of the Advance in any period in which it would otherwise be entitled to repayment.”

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first written above.

KBS GROWTH & INCOME REIT, INC.

By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr. Chief Executive Officer

KBS CAPITAL ADVISORS LLC

By:	PBren Investments, L.P., a Manager

	By:	PBren Investments, LLC, as general partner

		By:	PBCS Management, LLC, a Manager

			By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr., a Manager

By:	Schreiber Real Estate Investments, L.P., a Manager

	By:	Schreiber Investments, LLC, as general partner

		By:	PBCS Management, LLC, a Manager

			By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr., a Manager
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